SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                  NOTIFICATION OF REGISTRATION FILED PURSUANT
             TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:        The Gabelli Global Gold, Natural Resources & Income Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

             One Corporate Center
             Rye, New York  10580-1422

Telephone Number (Including area code):

             (914) 921-5100

Name and address of agent for service of process:

             Bruce N. Alpert
             The Gabelli Global Gold, Natural Resources & Income Trust One Corporate Center
             Rye, New York  10580-1422

With copies of Notices and Communications to:

             Thomas A DeCapo, Esq.
             Skadden, Arps, Slate, Meagher & Flom LLP
             One Beacon Street
             Boston, Massachusetts 02108
             (617) 573-4800
and

             Richard T. Prins, Esq.
             Skadden, Arps, Slate, Meagher & Flom LLP
             4 Times Square
             New York, New York 10036
             (212) 735-3000

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    YES    [ X  ]                   NO     [   ]

                                   SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Rye and the state of New York on the 5th day of January, 2005.

                           The Gabelli Global Gold, Natural Resources & Income Trust
                           (REGISTRANT)


                           By:  /s/ Bruce N. Alpert
                               ----------------------------------
                               Bruce N. Alpert
                               Sole Trustee


Attest:  /s/ Bruce N. Alpert
         ------------------------
         Bruce N. Alpert
         Sole Trustee